Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Stock, par value $0.0001 per share(2)(3)	457(f)(1)	13,242,017	$10.19(4)	$134,936,153.23(4)	0.0000927	$12,508.58

	Equity	Common Stock, par value $0.0001 per share(3)(5)	457(f)(2)	15,750,000	$0.00033(6)	$5,250.00(6)	0.0000927	$0.49

	Equity	Warrants to purchase Common Stock(3)(7)	457(i)	11,041,432	—(8)	—(8)	—	—

	Equity	Common Stock issuable upon exercise of warrants(3)(9)	457(g)(1)	11,041,432	$11.50(10)	$126,976,468(10)	0.0000927	$11,770.72

	Equity	Common Stock issuable upon exercise of options(3)(11)	457(f)(2)	1,296,601	$0.45000	$583,470.45	0.0000927	$54.09

	Total Offering Amounts				$22.14	$262,501,341.68	0.0000927	$24,333.88

Fees Previously Paid	Total Fees Previously Paid							$24,279.79

	Net Fee Due							$54.09

(1) All securities being registered will be issued by Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”). In connection with the business combination described in this registration statement and the enclosed prospectus (the “Business Combination”), among other things, (a) CLS Sub Merger 1 Corp., a Delaware corporation (“Comera Merger Sub”) will merge with and into Comera Life Sciences, Inc., a Delaware corporation (“Comera”), with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Comera Merger”); (b) in the context of such Comera Merger, all shares of common stock of Comera (the “Comera Common Stock”) outstanding immediately prior to the Comera Merger shall be exchanged for shares of common stock of Holdco (the “Holdco Common Stock”); (c) CLS Sub Merger 2 Corp., a Delaware corporation (“OTR Merger Sub”), will merge with and into OTR Acquisition Corp. (“OTR”), with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco (the “OTR Merger”, and together with the Comera Merger, the “Mergers”); and (d) all of the outstanding warrants of OTR (“OTR Warrants”), in each case, entitling the holder thereof to purchase one share of OTR Common Stock at an exercise price of $11.50, will be converted into the right to purchase one share of Holdco Common Stock on substantially the same terms as the OTR Warrants (the “Holdco Warrants”).

(2) Represents 13,242,017 shares of Holdco Common Stock issuable in exchange for all outstanding shares of OTR Common Stock in connection with the OTR Merger, including the OTR Common Stock issuable upon conversion of the Founder Shares, which Founder Shares will automatically convert into shares of Holdco Common Stock on a one-for-one basis in connection with the Business Combination.

(3) Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price is equal to the product obtained by multiplying $10.19, which represents the average of the high and low prices of shares of OTR Common Stock on the Nasdaq Capital Market on March 4, 2022, by 13,242,017, the estimated number of shares of OTR Common Stock that will be outstanding immediately prior to the closing of the Business Combination.

(5) Represents 15,570,000 shares of Holdco Common Stock issuable to Comera stockholders in connection with the Mergers, which includes (i) 12,600,000 shares of Holdco Common Stock issuable to Comera stockholders in connection with the Mergers (of which 344,375 shares will be issued to Maxim Group LLC (“Maxim”) for sell-side advisory services provided to Comera) and (ii) 3,150,000 shares of Holdco Common Stock representing the maximum potential number of earn-out shares issuable to Comera stockholders pursuant to certain triggers described in the proxy statement/prospectus (of which Maxim will receive a percentage for sell-side advisory services provided to Comera).

(6) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Comera Life Sciences, Inc., a Delaware corporation, is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination, including securities issuable upon the exercise of options.

(7) OTR Warrants will automatically convert into Holdco Warrants upon consummation of the Business Combination as described in the prospectus included herein.

(8) The maximum number of Holdco Warrants and shares of Holdco Common Stock of the registrant issuable upon exercise of the Holdco Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Holdco Warrants has been allocated to the shares of Holdco Common Stock underlying such warrants and those shares of Holdco Common Stock are included in the registration fee as calculated in footnote (9) below.

(9) Consists of Holdco Common Stock issuable upon exercise of Holdco Warrants. Each Holdco Warrant will entitle the warrant holder to purchase one share of Holdco Common Stock at a price of $11.50 per whole share of Holdco Common Stock (subject to adjustment).

(10) Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Holdco Common Stock underlying the Holdco Warrants is calculated based on the higher of (i) $0.2473, which represents the average of the high and low prices of OTR Warrants on the Nasdaq Capital Market on March 3, 2022 and (ii) the exercise price of $11.50 per share.

(11) Consists of Holdco Common Stock issuable upon exercise of Holdco stock options to be issued in exchange for Comera unvested stock options and Comera vested out-of-the-money stock options.

(12) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Comera Life Sciences, Inc., a Delaware corporation, is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is the exercise price of the Comera unvested stock options and Comera vested out-of-the-money stock options.